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Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the use in this Registration Statement, on Form S-4 of our report dated January 8, 2003 (except for Note 19 for which the date is November 13, 2003) on the consolidated balance sheets of United Security Bancshares and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2002, which appears in this Registration Statement. We further consent to the reference to our Firm under the heading "Experts" in this Registration Statement.

/s/  MOSS ADAMS LLP

Stockton, California
January 30, 2004

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CONSENT OF INDEPENDENT ACCOUNTANTS